Exhibit 99.2

Aerohive Announces Extension of $10M Share Repurchase Program

MILPITAS, CA — August 2, 2017 — Aerohive Networks® (NYSE: HIVE) today announced that its board of directors has extended its $10 million share repurchase program, which the Company previously announced in February 2016.

Under this program, the Company may make stock purchases from time to time in compliance with applicable securities laws in the open market or in privately negotiated transactions. The timing and amounts of any purchases will be based on market conditions and other factors, including price, regulatory requirements and capital availability. The authorization does not require that the Company purchase any minimum number of shares, and the Company may suspend, modify or discontinue the program at any time without prior notice. Unless modified, or earlier suspended or discontinued, the authorization will expire as of June 30, 2018, without further action of the Company’s board of directors. The Company previously announced this program on February 3, 2016. As of June 30, 2017, approximately $6.8 million remains available for further repurchases under this program.

About Aerohive Networks

Aerohive (NYSE: HIVE) enables our customers to simply and confidently connect to the information, applications, and insights they need to thrive. Our simple, scalable, and secure platform delivers mobility without limitations. For our customers worldwide, every access point is a starting point. Aerohive was founded in 2006 and is headquartered in Milpitas, CA. For more information, please visit www.aerohive.com, call us at 408-510-6100, follow us on Twitter @Aerohive, subscribe to our blog, join our community, or become a fan on our Facebook page.

“Aerohive” is a registered trademark of Aerohive Networks, Inc. All product and company names used herein are trademarks or registered trademarks of their respective owners. All rights reserved.

Investor Relations Contact:

The Blueshirt Group

Melanie Solomon

(408) 769-6720

ir@aerohive.com

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